                                                                EXHIBIT 99.16


                           NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT is entered into as of ___________, 1996 by and between PRAEGITZER INDUSTRIES, INC., an Oregon corporation ("Praegitzer") and ROBERT J. VERSIACKAS ("Versiackas").


                                   RECITALS
                                   --------

     A. Versiackas is a shareholder of Trend Circuits, Inc., a California corporation ("Trend").

     B. Pursuant to a merger agreement ("Merger Agreement") dated as of August 19, 1996, Praegitzer and Trend agreed to merge, with Praegitzer as the surviving corporation.

     C. As a condition to closing the Merger Agreement, Praegitzer and Versiackas are obliged to enter into this Noncompetition Agreement.

                                   AGREEMENT
                                   ---------

ARTICLE 1.  NONCOMPETITION COVENANT

     1.1 COVENANT NOT TO COMPETE OR SOLICIT. Versiackas covenants and agrees that for the Restricted Period (defined in Article 3), Versiackas shall not, directly or indirectly:

          (a) Engage in the business of fabrication or assembly of those types of circuit boards fabricated or assembled by Praegitzer on the date that Versiackas' employment with Praegitzer terminates, within the United States or in any other market in which Praegitzer produces or sells products; provided, however, that after termination of Versiackas' employment with Praegitzer, Versiackas may fabricate or assemble any circuit boards of a type not being fabricated or assembled by Praegitzer on the date of such termination.

           (b) For the benefit of Versiackas or any other person or enterprise, to the extent Versiackas is prohibited by Article 1.1.(a) above from engaging in such business, (i) solicit any business whatsoever from any customer or supplier of Praegitzer, (ii) induce or cause any customer to cease purchasing any service or product from Praegitzer or to terminate or change such customer's business relationship with Praegitzer in any manner, or (iii) induce or cause any supplier to cease providing or selling any service or product to Praegitzer or to terminate or change such supplier's business relationship with Praegitzer in any manner.

Page 1 - NONCOMPETITION AGREEMENT (ROBERT J. VERSIACKAS)

          (c) For the benefit of Versiackas or any other person or enterprise, induce or solicit any person who is then employed by Praegitzer to leave his employment or other position with Praegitzer or to accept any other employment or position.

     1.2 INDIRECT ACTIVITIES DEFINED. Versiackas shall be deemed to be indirectly engaged in a business covered by Article 1.1(a) if he:

          (a) owns any interest in (except an interest of less than 5% of a publicly traded entity), or participates in the management, operation or control of any enterprise that is engaged in a business covered by
Section 1.1(a); or

          (b) performs services for any enterprise that is engaged in a business covered by Section 1.1(a).

For purposes of this Agreement, the term "enterprise" includes a sole proprietorship, partnership, limited liability company, limited liability partnership, corporation, trust, association, or other form of entity or association, other than Praegitzer.

     1.3 REASONABLENESS OF RESTRICTIONS. Versiackas acknowledges that the covenants set forth in this Article 1 do not impose unreasonable restrictions or work a hardship on Versiackas, are necessary and fundamental to the protection of the business conducted by Trend and Praegitzer, are reasonable as to scope, duration, and territory, and are given as a condition to Praegitzer's entering into the Merger and to preserve the value of the assets acquired by Praegitzer by means of the Merger.

ARTICLE 2.  CONFIDENTIALITY

     2.1 COVENANT OF CONFIDENTIALITY. Except with the prior written consent of Praegitzer, Versiackas agrees during the term of this Agreement and at all times thereafter:

          (a) to hold the Confidential Information in the strictest confidence;

          (b) to not use the Confidential Information except as required in the performance of his duties as an employee of Praegitzer;

          (c) to not disclose the Confidential Information to any person or enterprise (except to other employees of Praegitzer on a "need-to-know" basis to the extent needed for them to perform the duties of their employment with Praegitzer); and

          (d) to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure.

Page 2 - NONCOMPETITION AGREEMENT (ROBERT J. VERSIACKAS)

     2.2 CONFIDENTIAL INFORMATION DEFINED. As used in this Agreement, the "Confidential Information" shall mean:

          (a) any information that relates to the business, products, technology, customers, finances, plans, proposals, or practices of Praegitzer, including, but not limited to, plans and specifications for new products, research and development, inventions, marketing strategies, lists of Praegitzer's customers and suppliers, nonpublic financial information, budgets, and projections;

          (b) any other information that Praegitzer designates in writing or otherwise treats as "confidential"; and

          (c) any information given to Praegitzer by a customer or supplier or otherwise designated as confidential by a customer or supplier.

The Confidential Information shall include information in any form in which such information exists, whether oral, written, film, tape, computer disk, or other medium. The Confidential Information shall exclude any information that is or becomes part of the public domain other than through the violation of this Agreement.

     2.3 OWNERSHIP OF CONFIDENTIAL INFORMATION. The Confidential Information shall be the sole and exclusive property of Praegitzer, shall be considered trade secrets of Praegitzer, and shall be entitled to all protections given by applicable law to trade secrets.

     2.4 RETURN OF DOCUMENTS. Versiackas agrees that all originals and copies of records, data, reports, documents, lists, plans, drawings, correspondence, memoranda, notes, and other materials related to or containing any Confidential Information, in whatever form they exist, whether written, film, tape, computer disk, or other medium, shall be the sole and exclusive property of Praegitzer and shall be returned promptly to Praegitzer on the termination of his employment with Praegitzer or on the written request of Praegitzer.

ARTICLE 3.  RESTRICTED PERIOD

     The covenants set forth in this Agreement shall bind Versiackas for the period (the "Restricted Period") starting on the date of this Agreement and ending two years after the date that Versiackas' employment with Praegitzer terminates; provided that, if Versiackas' employment with Praegitzer is terminated without cause by Praegitzer, as defined in Section 10.1(b)(i) of the Employment Agreement, or by Versiackas pursuant to Section 10.1(c) of the Employment Agreement, the Restricted Period shall end on the termination date with respect to Section 1.1(a) hereof.

Page 3 - NONCOMPETITION AGREEMENT (ROBERT J. VERSIACKAS)

ARTICLE 4.  ENFORCEMENT

     Versiackas agrees that it may be difficult to measure damage to Praegitzer from any breach by Versiackas of this Agreement and that monetary damages may be an inadequate remedy for any such breach. Accordingly, Versiackas agrees that if Versiackas shall breach or take steps preliminary to breaching this Agreement, Praegitzer shall be entitled to a restraining order, temporary and permanent injunctive relief, specific performance, or other appropriate equitable relief, without showing or proving that any actual damage has been sustained by Praegitzer, in addition to all other remedies it may have at law or in equity.

ARTICLE 5.  TERMINATION OF AGREEMENT

     This Agreement shall terminate at the earlier of (i) expiration of the Restricted Period as defined in Article 3, or (ii) material breach by Praegitzer of the Merger Agreement and failure to cure such breach after thirty days' notice from Versiackas, or, in the case of a breach not curable within such time, to diligently take steps to cure such breach within such thirty days.

ARTICLE 6.  MISCELLANEOUS PROVISIONS

     6.1 AMENDMENT, WAIVER, ETC. The terms of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Praegitzer's officers shall not have the authority to amend or waive any provision in this Agreement without the affirmative vote of Praegitzer's Board of Directors. Any waiver of any term of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     6.2 HEADINGS. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     6.3 JURISDICTION; GOVERNING LAW. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof).

     6.4 NOTICES. Any notice, demand or request required or permitted to be given under this Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile or courier, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct:

Page 4 - NONCOMPETITION AGREEMENT (ROBERT J. VERSIACKAS)

          PRAEGITZER:  Praegitzer Industries, Inc.
                       1270 S.E. Monmouth Cut-Off Road
                       Dallas, OR 97338-9532
                       Phone: 503-623-9273
                       Fax: 503-623-3403
                       Attn:  Mr. Robert L. Praegitzer
                              President, Chief Executive Officer, and Chairman

          Copy to:     Stoel Rives LLP
                       Standard Insurance Center
                       900 S.W. Fifth Avenue, Suite 2300
                       Portland, OR 97204-1268
                       Phone: 503-224-3380
                       Fax: 503-220-2480
                       Attn: Stephen E. Babson

          VERSIACKAS:  Robert J. Versiackas
                       112 Rassani Drive
                       Danville, CA 94506

     6.5 ATTORNEYS' FEES. If suit or action is filed by any party to enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the court and, if any appeal is taken, reasonable attorneys' fees as fixed by the appellate court.

     6.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

Page 5 - NONCOMPETITION AGREEMENT (ROBERT J. VERSIACKAS)

     6.7 SEVERABILITY. If any provision of this Agreement is deemed to be illegal or otherwise void, invalid, or unenforceable, the provision shall be deemed modified to the extent required to be enforceable, and the remainder of this Agreement shall not be affected and shall remain in full force and effect.

PRAEGITZER INDUSTRIES, INC.

By:                                    Date:
    --------------------------------        --------------------------
    Robert L. Praegitzer
    President, Chief Executive
    Officer, and Chairman

/s/ Robert J. Versiackas               Date:
------------------------------------        --------------------------
ROBERT J. VERSIACKAS


Page 6 - NONCOMPETITION AGREEMENT (ROBERT J. VERSIACKAS)